[Company Logo]                                                      Exhibit 99.3

                                                                            News

FOR IMMEDIATE RELEASE
Media Contact Information:                      Investor Contact Information:
Lori Gorski                                     J. Timothy Corcoran
Phone:   781-622-1242                           Phone:   781-622-1111
E-mail:  lori.gorski@thermo.com                 E-mail:  tim.corcoran@thermo.com
Website: www.thermo.com



       Thermo Electron Completes Acquisition of Kendro Laboratory Products


WALTHAM, Mass., May 9, 2005 - Thermo Electron Corporation (NYSE: TMO), the world leader in analytical instruments, has completed its previously announced acquisition of Kendro Laboratory Products, a division of SPX Corporation (NYSE:
SPW).

On January 19, 2005, Thermo Electron announced that it had signed a definitive agreement to acquire Kendro for $833.5 million in cash, subject to a post-closing balance sheet adjustment. Kendro is a global leader in sample preparation products and services for life science, material science and drug discovery applications, with 2004 revenues of approximately $370 million.

"As a company, Thermo is focused on providing total laboratory solutions and services to address our customers' needs, and Kendro's technologies nicely complement our existing portfolio of products and services," said Marijn E. Dekkers, president and chief executive officer of Thermo Electron. "The combined company allows us to deliver even greater value to our customers by creating a broader offering of laboratory and sample preparation technologies, as well as enhanced laboratory service capabilities."

Mr. Dekkers continued, "This transaction underscores our intent to use acquisitions to gain access to technologies that are of interest to our customers. It also provides an attractive financial profile for Thermo in terms of earnings and cash flow generation. When we announced the agreement to acquire Kendro in January, we said we expected it to be at least $.10 accretive to our adjusted earnings per share (EPS) in the first full year of ownership and slightly dilutive to GAAP EPS. We are still confident we can deliver these results, and we will provide more detailed earnings guidance to reflect the impact of the Kendro acquisition on May 17, 2005, at our annual shareholders' meeting and investor conference."

Adjusted EPS excludes restructuring and other costs/income, amortization of acquisition-related intangible assets, certain other gains/losses, tax provisions/benefits related to the previous items and benefit from tax carryforwards.

About Thermo Electron Corporation

Thermo Electron Corporation is the world leader in analytical instruments. Our instrument solutions enable our customers to make the world a healthier, cleaner and safer place. Thermo's Life and Laboratory Sciences segment provides analytical instruments, scientific equipment, services and software solutions for life science, drug discovery, clinical, environmental and industrial laboratories. Thermo's Measurement and Control segment is dedicated to providing analytical instruments used in a variety of manufacturing processes and in-the-field applications, including those associated with safety and homeland security. Based near Boston, Massachusetts, Thermo has revenues of approximately $2.7 billion, and employs approximately 11,000 people in 30 countries. For more information, visit www.thermo.com.
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Use of Non-GAAP Financial Measures
Thermo's guidance as to the expected impact that the acquisition will have on Thermo's earnings per share is only provided on an adjusted basis. It is not feasible to provide the expected impact that the acquisition will have on a GAAP basis because the items excluded are difficult to predict and estimate and are primarily dependent on future events, such as the determination of the portion of the purchase price attributable to identifiable intangible assets and the amortization thereof and decisions concerning the location and timing of facility consolidations.

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth under the heading "Forward-Looking Statements" in the company's Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2005. These include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; dependence on customers that operate in cyclical industries; general worldwide economic conditions and related uncertainties; the effect of changes in governmental regulations; dependence on customers' capital spending policies and government funding policies; use and protection of intellectual property; exposure to product liability claims in excess of insurance coverage; retention of contingent liabilities from businesses we sold; realization of potential future savings from new productivity initiatives; implementation of our branding strategy; implementation of strategies for improving internal growth; the effect of exchange rate fluctuations on international operations; identification, completion and integration of new acquisitions and potential impairment of goodwill from previous acquisitions. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.




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